Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Monday, August 9, 2010 at 10:00 a.m. ET
Dial-in number:	888 722 1094 (no pass code required)
Webcast / Replay URL:	www.earnings.com or http://www.ballantyne-strong.com/IREvents.aspx
Replay available on Internet for 90 days.

Ballantyne Q2 EPS Rose to $0.19 from $0.07 on 67% Increase

in Net Revenues to Record $32.7 Million and

Benefit From Digital Link II, LLC Joint Venture

OMAHA, Nebraska (August 9, 2010) Ballantyne Strong, Inc. (NYSE Amex: BTN), a provider of digital cinema projection equipment and services, cinema screens and other cinema products, today reported financial results for the second quarter (Q2) and six months ended June 30, 2010.

Second Quarter Results

Ballantyne Strong’s net revenues rose 67% to $32.7 million, an all-time quarterly record, reflecting a significant increase in digital cinema equipment sales as well as year-over-year sales gains from cinema screens and digital cinema services.  Net earnings rose to $2.8 million, or $0.19 per diluted share, compared to net earnings of $0.9 million, or $0.07 per diluted share a year-ago.  Q2 2010 results were positively impacted by approximately $1.3 million ($0.8 million after-tax) of equity income and gains pertaining to the Company’s 44.4% ownership in the Digital Link II, LLC joint venture during the quarter.  The income primarily resulted from the sale of projectors that were previously held within the joint venture and compares to a net loss from the joint venture of $0.2 million in Q2 2009.

Sales of digital cinema equipment rose 97% to $19.7 million, reflecting growing global demand for digital projection systems, primarily in the Americas and China.  Ballantyne’s cinema screen sales increased approximately 45% to $4.5 million in Q2 2010, largely due to the ongoing worldwide adoption of 3D digital cinema technology, the bulk of which requires a specialty “silver” screen.  Cinema services revenue nearly doubled to $2.1 million, reflecting the mid-April commencement of the Company’s agreement with a major US exhibitor to handle their digital projection equipment installations and systems integration.  To date, these installs and integrations have been running smoothly.

Consolidated gross profit rose to $6.0 million, or 18.2% of revenue in Q2 2010, from $4.3 million, or 21.7% of revenue in Q2 2009.  The expected decline in gross profit margin reflects the increase in sales of digital projection equipment that carry lower margins than most of the Company’s other products and services.  SG&A rose 12.6% to approximately $3.0 million, but fell significantly as a percentage of net revenues to 9.1%, compared to 13.5% in Q2 2009.  Ballantyne remains focused on limiting the growth in SG&A expenses in order to drive operating leverage.

Six-Month Results

For the six-month period ended June 30, 2010, net revenues rose 58.1% to $58.1 million.  Gross profit in the first half of 2010 was $10.3 million, or 17.7% of net revenues, compared to first half 2009 gross profit of $7.6 million, or 20.8% of net revenues.  Net earnings for the first six months of 2010 was $3.8 million, or $0.26 per diluted share, compared to net earnings of $1.5 million, or $0.10 per diluted share, in the first half of 2009.

Balance Sheet Update

Ballantyne generated $3.3 million in cash from operating activities and ended the quarter with $24.1 million in cash and cash equivalents, compared to $23.6 million at December 31, 2009.

John P. Wilmers, President and CEO, commented, “Sales and service momentum accelerated in the second quarter as the worldwide digital cinema rollout picked up additional steam due to the completion of digital cinema equipment funding for the three largest domestic exhibitors and a desire by other global exhibitors to capitalize on the success and expanding pipeline of 3D releases and alternative digital content.  This momentum had an obvious positive impact on Ballantyne’s 2010 first half operating results as our digital cinema business is benefiting from an increasing number of NEC digital projector sales in the Americas and China, a sharp ramp-up in digital cinema service installations and our cinema screen manufacturing business, which has been operating at full capacity in recent months.

“Given the growing backlog for cinema screens, we recently acquired our existing Canadian manufacturing facility and a parcel of adjacent land.  We are undertaking a previously announced $6 million expansion of this facility, including the cost of the acquisition, with the goal of materially increasing our capacity to meet growing global demand for conventional, large-format, gain, silver and other specialized cinema screens.  We expect to have this important expansion completed by year-end.”

About Ballantyne Strong, Inc. (www.ballantyne-strong.com)

Ballantyne Strong is a provider of digital cinema projection equipment and services as well as cinema screens, motion picture projectors and specialty lighting equipment and services.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net revenues	$32,748,573	$19,602,707	$58,086,082	$36,746,160
Cost of revenues	26,777,628	15,350,114	47,819,601	29,114,497
Gross profit	5,970,945	4,252,593	10,266,481	7,631,663

Selling & administrative expenses:
Selling	839,163	767,791	1,553,998	1,436,190
Administrative	2,137,663	1,875,652	4,138,446	3,952,312
Total S&A expenses	2,976,826	2,643,443	5,692,444	5,388,502
Gain (loss) on disposal or transfer of assets	170,501	(1,943)	170,501	(1,943)
Income from operations	3,164,620	1,607,207	4,744,538	2,241,218

Interest income	9,625	29,404	13,390	70,534
Interest expense	(7,576)	(9,328)	(15,393)	(17,441)
Equity in income (loss) of joint venture	984,364	(233,625)	825,766	(418,137)
Other income (expense) net	17,793	(68,333)	(26,224)	112,904
Income before income taxes	4,168,826	1,325,325	5,542,077	1,989,078
Income tax expense	(1,390,717)	(391,404)	(1,765,118)	(513,438)
Net earnings	$2,778,109	$933,921	$3,776,959	$1,475,640

Earnings per share
Basic	$0.20	$0.07	$0.27	$0.11
Diluted	$0.19	$0.07	$0.26	$0.10

Weighted average shares outstanding:
Basic	14,142,820	13,995,286	14,109,096	13,991,766
Diluted	14,380,405	14,138,239	14,333,818	14,127,450

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2010	Dec. 31, 2009
Assets
Current assets:
Cash and cash equivalents	$24,063,446	$23,589,025
Restricted cash	486,404	442,766
Accounts receivable, net	17,556,443	8,877,980
Unbilled revenue	758,556	1,894,075
Inventories, net	16,632,450	12,987,048
Recoverable income taxes	1,711,108	1,850,699
Deferred income taxes	2,066,348	1,943,679
Consignment inventory	599,243	486,527
Other current assets	2,484,131	667,592
Total current assets	66,358,129	52,739,391
Investment in joint venture	3,218,199	2,216,638
Property, plant and equipment, net	6,349,948	3,612,935
Intangible assets, net	883,518	1,103,128
Other assets	17,257	17,257
Deferred income taxes	131,230	520,951
Total assets	$76,958,281	$60,210,300
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,646,461	$9,768,896
Other accrued expenses	3,254,898	3,623,143
Customer deposits	3,803,356	2,295,946
Income tax payable	715,389	1,246,247
Total current liabilities	29,420,104	16,934,232
Deferred income taxes	261,131	274,977
Other accrued expenses, net of current portion	491,256	483,425
Total liabilities	30,172,491	17,692,634
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000,000 shares; issued 16,405,781 shares in 2010 and 16,283,676 shares in 2009	164,057	162,836
Additional paid-in capital	35,969,290	35,332,787
Accumulated other comprehensive income (loss):
Foreign currency translation	(432,645)	(286,086)
Minimum pension liability	110,665	110,665
Retained earnings	26,357,103	22,580,144
	62,168,470	57,900,346
Less 2,139,982 of common shares in treasury, at cost	(15,382,680)	(15,382,680)
Total stockholders’ equity	46,785,790	42,517,666
Total liabilities and stockholders’ equity	$76,958,281	$60,210,300

Selected Cash Flow Statement Items (unaudited):

	Six Months Ended June 30,
	2010	2009

Net earnings	$3,776,959	$1,475,640
Depreciation and amortization	927,598	923,206
Equity in (income) loss of joint venture	(825,766)	418,137
Net cash provided by operating activities	3,274,071	73,328
Capital expenditures	(3,282,331)	(457,146)
Proceeds from sales of investments in securities	—	10,025,000
Net cash provided by (used in) investing activities	(3,263,747)	9,576,617
Net increase in cash & cash equivalents	474,421	9,743,980
Cash & cash equivalents at beginning of period	23,589,025	11,424,984
Cash & cash equivalents at end of period	$24,063,446	$21,168,964

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CONTACT:
Kevin Herrmann	Robert Rinderman, David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com